As filed with the Securities and Exchange Commission on June 22, 2022

Registration No. 333-254230

Registration No. 333-239567

Registration No. 333-232048

Registration No. 333-227798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-254230

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-239567

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-232048

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-227798

UNDER

THE SECURITIES ACT OF 1933

Anaplan, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-0897861
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

50 Hawthorne Street

San Francisco, California 94105

(415) 742-8199

(Address of Principal Executive Offices)(Zip Code)

Anaplan, Inc. 2018 Equity Incentive Plan

Anaplan, Inc. 2018 Employee Stock Purchase Plan

Anaplan, Inc. 2012 Stock Plan

(Full titles of the plan(s))

Frank Calderoni

Chief Executive Officer

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

(415) 742-8199

(Name, address, and telephone number, including area code, of agent for service)

Brooks Stough, Esq.

Jeffrey R. Vetter, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, CA 94063

(650) 321-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Anaplan, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-254230	March 12, 2021	Anaplan, Inc. 2018 Equity Incentive Plan Anaplan, Inc. 2018 Employee Stock Purchase Plan	8,610,115
333-239567	June 30, 2020	Anaplan, Inc. 2018 Equity Incentive Plan Anaplan, Inc. 2018 Employee Stock Purchase Plan	8,129,702
333-232048	June 10, 2019	Anaplan, Inc. 2018 Equity Incentive Plan Anaplan, Inc. 2018 Employee Stock Purchase Plan	7,574,769
333-227798	October 12, 2018	Anaplan, Inc. 2012 Stock Plan Anaplan, Inc. 2018 Equity Incentive Plan Anaplan, Inc. 2018 Employee Stock Purchase Plan	43,351,404

On March 20, 2022, the Company entered into the Agreement and Plan of Merger, as amended by that certain Amendment to the Agreement and Plan of Merger, dated as of June 6, 2022 (the “Merger Agreement”) by and among the Company, Anaplan Holdings, LLC (f/k/a Alpine Parent, LLC), a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, on June 22, 2022, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on June 22, 2022.

ANAPLAN, INC.

By:	/s/ Frank Calderoni
Name:	Frank Calderoni
Title:	Chairman and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.